EXHIBIT 99.1
CORPORATE PARTICIPANTS
David Ng Broadridge Financial Solutions, Inc. - Senior Director IR
Rich Daly Broadridge Financial Solutions, Inc. - President, CEO
Jim Young Broadridge Financial Solutions, Inc. - CFO

CONFERENCE CALL PARTICIPANTS
David Togut Evercore ISI - Analyst
Peter Heckmann Avondale Partners - Analyst
George Mihalos Credit Suisse - Analyst
Chris Donat Sandler O'Neill & Partners - Analyst
Stephanie Davis JPMorgan - Analyst

PRESENTATION

Operator

You may begin your conference.

David Ng - Broadridge Financial Solutions, Inc. - Senior Director IR

Thank you. Good morning everyone, and welcome to the Broadridge quarterly earnings call and webcast for the first quarter of fiscal year 2015. This morning I am here with Rich Daly, our President and Chief Executive Officer, and Jim Young, our Chief Financial Officer. I trust that by now everyone has had the opportunity to review the earnings release we issued this morning. This news release and slide presentation that accompanied today's earnings call and webcast can be found on the Investor Relations page at Broadridge.com.
During today's conference call we will discuss some forward-looking statements regarding Broadridge that involves risk. These risks are summarized on slide two. We encourage participants to refer to our SEC filings, including our Annual Report on Form 10-K for a complete discussion of forward-looking statements and the Risk Factors faced by our business.
Our non-GAAP fiscal year 2015 earnings results and fiscal year 2015 earnings guidance excludes the impact of acquisition amortization and other costs. These costs are significant and we believe the non-GAAP information provides investors with a more complete understanding of Broadridge's underlying operating results. A description of any non-GAAP adjustments and reconciliation to the comparable GAAP measures can be found in our earnings release.
Let's turn to slide three, and review today's agenda. Rich Daly will start today's call with his opening remarks, and provide you with a summary of the financial highlights for the first quarter of fiscal year 2015, followed by a discussion of a few key topics. Jim Young will then review the financial results in further detail. Rich will then provide some closing thoughts before the Q&A portion of the call. Now I will turn the call over to Rich. Rich.

Rich Daly - Broadridge Financial Solutions, Inc. - President, CEO

Thanks David. Good morning everyone. Let's begin on slide four, with the key points we hope that you will take-away from this call. First, we had a solid start to the year, with results that were consistent with our expectations. Building on the momentum that we generated in fiscal year 2014, our performance was driven primarily by Net New Business. I am satisfied with our results, particularly given the comparison to strong event driven trading and trading support activities in the first quarter last year.
This year's first quarter solidly places us on track to achieve our guidance for the full fiscal year. Additionally, I am very pleased with our recurring revenue closed sales results, which reached record levels in the first quarter. In the past, I have talked about how the Broadridge revenue model has evolved, and how we are not relying on market-based activities for growth. Strong recurring revenue closed sale growth remains an important element of our strategy, and the fact that they reached record levels for the quarter provided an unusually strong start to our sales goals for the fiscal year. Given our first quarter results and the confidence we continue to have in our business, we are reaffirming our fiscal year 2015 guidance. Before I talk about our financial highlights I want to take a few minutes to discuss how our growth strategy is supported by continuous reinvestment in the business. At Broadridge we categorize investments into two buckets, one, recurring run rate investments that support our current operations and infrastructure needs, and two, investments in our future growth, including some strategic initiatives, as to which the timing of execution allows us some discretion. Focusing on the latter, we believe that investments in new and existing products, technologies and sales capabilities will lead to greater recurring revenues and scalability.
As a result our revenue and revenue growth have become increasingly less dependent on market-based activities, and thus more predictable. Also, given our ability to pace the execution of some discretionary investments, we can reduce the impact of market volatility on our results. Additionally, as a result of our efforts in this area, our earnings growth should be sustainable over a multi-year horizon, as we lay the foundation for greater sales and efficiencies. I really like the confidence these efforts have added to our ability to deliver on our guidance commitments.
During the prior fiscal year we highlighted for you an increase in discretionary investments in our business. Given that these discretionary amounts do not capture the entirety of the investments we make in our business and the long-term nature of our commitment to investing in the business, we do not plan to provide regular updates on our discretionary investment levels going forward. That said, one quarter into the year nothing has changed relative to the plans we have previously communicated. We remain committed to investing in growth opportunities that should provide a long-term benefit for our stockholders.
I am very pleased with how we are executing on our growth strategy, and on our ability to elegantly plan for both the short-term and long-term. Accordingly, we continue to have confidence as we target sustainable long-term top-quartile total shareholder return over any multi-year period.
Let's move to slide five, which covers the financial highlights for our fiscal year 2015 first quarter. I am satisfied with our first quarter financial results which were consistent with our expectations. Recurring revenues were up 4%, primarily due to Net New Business, which we define as recurring revenue closed sales less recurring revenue client losses. Our internal growth was flat overall, with positioned growth in both equities and interims, offset by lower trading volumes and trading support activities. We reported non-GAAP diluted earnings per share of $0.30, compared to $0.39 a year-ago. GAAP diluted earnings per share decreased to $0.26 from $0.36. The decrease in EPS was consistent with our expectations and the direction we provided in the last call. In considering our revenue performance, remember that last year's Q1 was unusually strong, driven by elevated trading and trading support activities, which created internal growth across both segments, as well as higher event-driven mutual fund proxy activity.
I would now like to make a quick comment about the current market environment. Recent history has clearly demonstrated that markets can fluctuate up and down. As we experience weaker than anticipated trading and trading support activities during Q1, I was pleased that our planning approach to rely less on market activities and more on the activities within our control was both timely and effective. Of note the market activities in Q2 for the month of October improved and were stronger than what we experienced in Q1, which adds even more to our confidence for the full year. The solid start to the fiscal year coupled with our confidence in the business, leads us to reaffirm our full year guidance at this time including recurring revenue growth of 5% to 7%, non-GAAP diluted EPS of $2.42 to $2.52, GAAP diluted EPS of $2.29 to $2.39, recurring revenue closed sales of $110 million to $150 million, and free cash flow in the range of $320 million to $370 million, due to our low capital intensity and a great free cash flow business model.
Next I will cover closed sales performance on slide six. A highlight of the first quarter was our record recurring revenue closed sales performance of $32 million. Historically our first quarter closed sales contribute the smallest amount to our full year results, as it is generally more difficult to schedule meetings and close new business during the summer months. So I am very pleased with our strong recurring revenue closed sales performance, and our ability to execute on closing pipeline transactions. The quarter's results include two deals with values over $5 million each. Even with this performance our sales pipeline remains robust and growing with very good momentum. We continue to make good progress in our emerging and acquired products portfolio and our jointly launched Accenture Post-Trade Processing platform, or APTP as it is referred to. We expect Societe Generale's London operations to be fully implemented, and to be processing on the APTP platform during Q3 of this fiscal year. In October, APTP signed its second client with a targeted go live date during fiscal year 2016.
Going forward we expect the regulatory environment to only become more complex and restrictive. The value position for all of our solutions including APTP remain centered on the most relevant initiatives our clients face today- the mutualization of non-differentiating functions and costs. Broadridge is well-positioned in the marketplace to be a vendor of choice. Currently we have strong interest from a variety of firms, based on our capabilities to mutualize their communications, operations, and technology cost structures. We feel good about our pipeline, and are excited about our opportunities going forward. We also continue to invest in our go to market capabilities.
In September we hired Chris Perry as our President of Global Sales, Marketing and Client Solutions. Chris comes to Broadridge after holding senior executive and sales leadership roles at Thomson Reuters. With over 25 years of experience in banking, brokerage and financial information services, Chris brings unique and valuable experience to Broadridge. The executive leadership team and I are excited to have him here, and look forward to his contributions.
We are off to a solid start to the fiscal year. We are executing on our strategy as reflected in our sales performance and investments to further enhance our long-term growth. As I have previously said, we are not relying on market-based activities for growth. As a result Broadridge is a very different Company today compared to when we became a public company almost eight years ago. With that, I will turn the call over to Jim who will talk more about the financial results.

Jim Young - Broadridge Financial Solutions, Inc. - CFO

Thank you, Rich. Good morning everyone. As we move to slide seven, let me begin with some call-outs, before going through our results in more detail. First, Q1 came in where we expected with contributions to full year revenue in EBIT, consistent with the distribution we shared with you along with our fiscal year 2015 guidance on the August call. This performance coupled with our current outlook enables us to reaffirm our full year guidance for fiscal year 2015, including recurring revenue growth of 5% to 7%, and non-GAAP EPS in the range of $2.42 to $2.52.
Second, as Rich highlighted, we began the year with strong recurring revenue closed sales, including two larger deals, both of which are anticipated to convert within 12 months. While we can expect some very modest revenue benefit in this fiscal year from these sales, we do not see any impact as of now to our full year revenue guidance. Third, despite the tough compares from a year ago, and the relatively weak trading and trading support activity in Q1 of fiscal year 2015, recurring revenue and total revenue were up 4% and 2% respectively, with healthy top line growth in the investor communication solutions business.
Further to the strong compares, Q1 fiscal year 2015 EBIT and earnings growth were heavily impacted by sales, general and administrative expenses, which grew 25%. This growth was a function of some discrete items which I will cover in a bit, and should not be considered in any way indicative of a trend or run-rate growth. Finally, contributions from internal growth led by market-based activity were neutral, and consistent with how we approach planning for the year.
Now, focusing more specifically on the data on Slide 7, this should be a familiar lay out to you. It shows the components of our 4% recurring revenue growth, and 2% total revenue growth in the first quarter of fiscal year 2015. In addition, you can see the strong performance last year that we grew over, 11% recurring revenue growth and 10% total revenue growth in Q1 fiscal year 2014. [technical difficulty-audio break] In particular you can see four points of internal growth a year ago which was a result of 14% equity trading volume growth, very strong trading support activity, including post-sale fulfillment, and healthy position growth. As you move further down to Q1 FY 14 column, you can see the two points of total revenue growth from a event activity associated with mutual fund proxy services. All of this is helpful perspective for understanding our Q1 fiscal year 2015 performance. You can see neutral contribution from internal growth and the drag on growth from event-driven activity in the quarter. Net New Business continues to be the biggest driver of our performance in the quarter and on a projected basis for the balance of the year. And again, we expect event driven revenues for the full year to be flat year-over-year.
Below the revenue section, you will see the contraction in EBIT margins and non-GAAP EPS compared to a year ago. As I mentioned above, the real driver here was the growth in SG&A. This anomalous growth in SG&A expenses was the result of several factors including higher commissions on the 100%-plus percent increase in closed sales, which is an expense driver we happily accept, other increased performance based compensation expenses, and impacts from investments in our sales and marketing capabilities, largely in the form of people that began a year ago. Also, we revalued a contingent obligation related to an acquisition which resulted in a credit in the prior-year period. These items alone represent the majority of the $0.09 decline in non-GAAP EPS. Therefore, we don't expect this level of SG&A expense growth in the remaining quarters. In closing out on the overall Broadridge financials, we reiterate our direction on how to think about our revenue in EBIT distribution across the fiscal year, where approximately 40% of annual revenue and about 20% of related EBIT should fall in the first half.

Now turning to slide eight, and the performance of the segments. ICS posted solid recurring revenue growth of 10%, matching fiscal year 2014 levels, in total growth of 4% with the event driven drag amplified on ICS's results. Five points or half of the recurring growth was from Net New Business, with continued momentum from new closed sales. Another three points of growth came from the Emerald acquisition, which will anniversary in February 2015. Internal growth contributed the final two points.
Looking at the drivers of internal growth Q1 stock record positions grew 7% which was consistent with fiscal year 2014 growth, recognizing that this driver is not as meaningful to our Q1 results. It is, however, directionally positive. Mutual fund interim positions grew 8%, which was even with our fiscal year 2014 Q4 rate. ICS Q1 fiscal year 2015 EBIT contracted 7% year-over-year, with less high margin event driven activity, and impacts from some of the SG&A items discussed earlier including higher sales commission expenses.
Moving down to SPS, revenue here contracted 2%. While Net New Business was slightly positive, overall trade volumes were flat, and trading support activity was down from Q1 fiscal year of 2014. As Rich highlighted and we discussed on the last call, we are not counting on much contribution from internal growth for the full year, and no longer-term extrapolations can be made from current period trading volume levels. With respect to EBIT, the revenue contraction combined with higher sales commissions related to the strong Q1 sales performance, and continued investments in sales capabilities resulted in a 20% contraction in SPS's EBIT.
In closing, I will offer a few odds and ends. First, as you may have seen, Broadridge amended and extended its existing revolving credit facility in August. This transaction enabled us to secure attractive rates, pricing and credit availability. The revolving credit facility was extended with a new five year maturity out to August 2019. We also upsized the revolver from $500 million to $750 million. There are no specific uses for the additional room on the revolver, other than to support Broadridge's future growth and provide additional funding and financing flexibility. Second, consistent with our capital stewardship commitments, we repurchased $15 million, or approximately 350,000 shares, using proceeds from exercise options to offset the impact of dilution in the first quarter.
Third and finally, please note that certain discrete services that were previously reported in our Securities Processing Solutions segment are now reported within the Investor Communications Solutions segment. This was done to reflect organizational changes made in fiscal year 2014, with the goal of further aligning and enhancing our portfolio of services. This action had the effect of moving approximately $14 million of revenue and negligible EBIT from SPS to ICS for fiscal year 2014. Further, we updated our segment guidance numbers to reflect these moves. For avoidance of doubt, this has no impact on the consolidated reported results, or the fiscal year 2015 guidance. With that, back to Rich.

Rich Daly - Broadridge Financial Solutions, Inc. - President, CEO

Thanks Jim. Please turn to page nine for my summary wrap-up. I am satisfied with our results. The first quarter places us solidly on track for the full fiscal year, and demonstrated that our strategy to be less dependent on market driven activities is working. As Jim pointed out, due to the seasonal nature of our business, our first two quarters earnings historically contribute disproportionately less to our full-year results. Recurring revenue momentum has continued driven by Net New Business. Closed sales grew nicely, and our sales pipeline continues to be robust. Going forward we are well-positioned for continued success, and in our ability to execute on our growth strategy. We are not relying on revenue from market-based activities to fuel our growth. The benefits of our strategy are reflected in our first quarter performance.
We remain confident in our fiscal year 2015 guidance. The solid start to the fiscal year coupled with our confidence in the business leads us to reaffirm our full year guidance. With respect to capital stewardship, nothing has changed. We remain committed to our priorities, which include paying a meaningful cash dividend, investing in our business, pursuing tuck-in acquisitions, and making opportunistic share repurchases, all enabled by low capital intensity and a great free cash flow business model. Broadridge is well-positioned to achieve sustainable success over the long-term, and our ability to execute on our growth strategy.
Our performance enables us to have continued confidence in our ability to generate sustainable top-quartile stakeholder returns over a multi-year period. I look forward to seeing you at our second Investor Day, which is planned for December 11th this year in New York City. At that time we will provide you with a view into the multi-year growth trajectory of our business, the market dynamics driving our industry, and how Broadridge is positioned for success. You will also have the opportunity to meet our senior Management Team, comprised of experienced leaders running successful businesses, operating in large and opportunity rich markets. It will be an insightful event, and I hope you can join us.

Finally, I would like to take this opportunity to personally acknowledge our highly engaged and committed associates, who have enabled us to deliver consistently strong performance and continue to generate ideas to generate the business forward. We are a different Company today compared to when we became a public company almost eight years ago. At our Investor Day on December 11th, you will learn more about the opportunities that will enable us to transform Broadridge again as we go forward. We continue to add new talent and invest in our associates worldwide, knowing they will produce outstanding results for our clients and stockholders.
I will now turn the call over to Bonita, the operator, and we look forward to taking your questions. Bonita.

QUESTION AND ANSWER

Operator

Thank you. (Operator Instructions). Your first question comes from the line of David Togut with Evercore.

David Togut - Evercore ISI - Analyst

Thank you. Good morning, Rich and Jim.

Rich Daly - Broadridge Financial Solutions, Inc. - President, CEO

Good morning. David, how are you?

David Togut - Evercore ISI - Analyst

Very well, thanks. Just to start off with, you called out the 114% growth in new recurring closed sales in the quarter. Any themes in terms of the types of business, nature of services provided behind those two $5 million wins? And if you could give us a sense of the sustainability of the strength you saw in Q1?

Rich Daly - Broadridge Financial Solutions, Inc. - President, CEO

Sure, David. Well, first of all, it's always great to have a stronger start than looking to catch up. We have historically had very strong finishes to the year, and as I said, the summer months just by the nature of getting things scheduled and meetings to occur in the summer, makes the first quarter traditionally the weakest quarter. With that said, specifically to your question, the sales were evenly broke, or the large deals would be in both segments, but we saw good momentum across both segments, not only for the two large transactions over $5 million, but pretty much in terms of all of the activities. So the investments that we made in product, the investment that we have made in our emerging and acquired, along with cost mutualization being a theme that's driving activity for our industry overall, is what I would attribute it to. Timing is only one quarter versus the next quarter can be interesting. It feels great to start strong like this, and we're looking forward to a strong year.

David Togut - Evercore ISI - Analyst

Understood. Could you also comment then on the $40 million in investment for this year, in terms of how we should see that allocated among quarters? Was it high or low in Q1 relative to the plan?

Rich Daly - Broadridge Financial Solutions, Inc. - President, CEO

Well, one of the things that we wanted to do this year was kind of closeout the dialogue we had last year, where we increased the discretionary part of investment into the business based on the very strong start we had last year, and then in our planning process this year, what we felt great about and I really mean feel great about, is that we've now made that a regular part of our planning cycle, which just given the market environment activities up until last year, we never had that added flexibility. So even though nothing has changed, and what I meant by that, so I said even though we're not going to go in the details of the $40 million, but I said with all of that said nothing's changed from what we shared with you in our original guidance in our year-end call, that $40 million is activity that really requires the business units to submit their plans, because people compete on their ideas for capital. It goes through the same criteria as our acquisitions do. We're looking for a strong return, targeted about a 20% IRR, we're looking for the viability of execution, we're looking to make sure that the talent that we need to execute these ideas is there, and so the bulk of that would generally be executed in the second half alright? We're still on course to do that.
The great thing here, David, is that if you look at the way our revenue rolls out, if you look at the way we close Net New Business and when it turns into revenue, we're using this for two things. One we're using this to accelerate our growth, and we expect to do it in the majority of years. However, if the market activity was to get squirrelly and decline, it gives us the ability to make our guidance commitment which we take very seriously, without altering the long-term of the business, and I think for our investors and the people like you who follow us, give you the ability to have more confidence in our ability to not only grow over a multi-year period, but to meet our commitments with more confidence in any given year. So the fact that $40 million is not all of the investment we're making into the business, the fact that it's not all of our capital activities that we put into the business, the reason we highlighted it last year, is because we were enabled to do that because of the increased earnings, operation and potential that we had last year. We made it an increase, a recurring activity for this year to keep that flexibility in the business, and to keep the added growth opportunity in the business, but for us to be sharing that activity versus all of the activities we think is out of context. Now what we're really looking forward to at Investor Day is you hearing all of the activities that we're investing in across both segments, in order to give you the confidence we have in our future opportunities to grow.

David Togut - Evercore ISI - Analyst

That's very clear. Thanks. Just a quick final question for me, Rich. It looks likes recurring fee revenue growth for the first quarter of 4% was a little bit below your FY 2015 target of 5% to 7%. Is that just a function of a difficult comparison, or are there any other drivers behind that?

Rich Daly - Broadridge Financial Solutions, Inc. - President, CEO

Well, I'm going to comment overall, and I will let Jim go into the numbers. We saw the summer months and particularly August which you guys see as well, and it was slightly slower activity. I specifically wanted to comment that certainly October was not slightly slower activity, and it was actually pretty good market activity. So that's again why we feel so great the way we put together the plan. Our plan didn't anticipate the need, or didn't need market activity in the first quarter, and our Net New Business enabled us to deliver the results we delivered. October we saw some nice market activity. I would love to see that continue, and if it does, we will feel even better, but if it doesn't continue, we have every expectation of delivering on our guidance commitment. Jim, why don't you comment more specifically.

Jim Young - Broadridge Financial Solutions, Inc. - CFO

David, this is Jim. You hit it on the head. Obviously, just largely a tough compare given the strong performance in Q1 of last year, and then as we look at our drivers, we plan for about 4% to 5% of Net New Business for the full year. Closer to 3% in Q1 of 2015, so as we bring on a lot of the deals that we signed throughout the year, we will edge up to that number. So a combination of that internal growth that you referenced, and then as we grow into our sales wins.

David Togut - Evercore ISI - Analyst

Understood. Thank you very much.

Rich Daly - Broadridge Financial Solutions, Inc. - President, CEO

Thanks, David.

Operator

Your next question comes from the line of Peter Heckman with Avondale Partners.

Peter Heckmann - Avondale Partners - Analyst

Good morning gentlemen. Nice results.

Rich Daly - Broadridge Financial Solutions, Inc. - President, CEO

Thank you.

Peter Heckmann - Avondale Partners - Analyst

Rich, I wanted to ask you a question. I saw, congratulations on winning the second customer on the Accenture Post-Trade Processing platform. That I have been reading more since you highlighted it about shared utilities, and I wanted to ask on another company in the space that recently announced an additional shared utility for derivatives post-trade processing. And I wanted to ask you if you felt that was just an affirmation of the case for shared utilities in the securities processing industry, and based on what I have read about the Accenture platform, it doesn't appear that would be a competing platform. Is that correct?

Rich Daly - Broadridge Financial Solutions, Inc. - President, CEO

David, our platform does not include derivatives at this point in time in terms of the exotic product nature, and yes, there are a number of people that have viewed this as a strong opportunity and cost mutualization in our industry, particularly given the pressure that the largest of firms are under on their ROE returns. So we feel that the momentum continues. These are not quick closes. We were particularly pleased to hear on Accenture's last earnings call for their reaffirmation by referring to that they were investing in the leading post-trade services platform, which is Broadridge. So we particularly like that quote. We think that we are the only proven solution out there. We are the only solution that has real volume on it. In our case it's extraordinary real volume, so we feel good where we're positioned. These remain long dialogues.

Peter Heckmann - Avondale Partners - Analyst

Okay. That's helpful. And then as regards the bookings in the quarter, that is a good start, but if I remember correctly, you had announced the Fidelity deal that closed in July, and you had announced that on a prior call. I guess based on my estimates of the size of that transaction that was a good chunk of the bookings for the quarter. Isn't that correct?

Rich Daly - Broadridge Financial Solutions, Inc. - President, CEO

Yes, Pete. I apologize if we didn't communicate it clearly. Fidelity was in our fiscal 2014 fourth quarter, so we announced it on the August call, but Fidelity is not in the first quarter results.

Peter Heckmann - Avondale Partners - Analyst

Got it.

Rich Daly - Broadridge Financial Solutions, Inc. - President, CEO

So we had a very strong fourth quarter, and followed by a very strong first quarter.

Peter Heckmann - Avondale Partners - Analyst

Perfect. That's helpful. I will get back in the queue.

Rich Daly - Broadridge Financial Solutions, Inc. - President, CEO

Thank you.

Operator

Your next question is from the line of George Mihalos with Credit Suisse.

Rich Daly - Broadridge Financial Solutions, Inc. - President, CEO

Hi George.

George Mihalos - Credit Suisse - Analyst

Hey guys. Good morning, and let me add my congratulations to a nice start to the year. Rich, wanted to go back to the pipeline of new business as it relates to new sales, you mentioned two deals north of $5 million. It seems more and more you're able now to sign some of these more, I will use the term elephant-like, deals going forward. How does the pipeline look now for you in terms of these larger deals, versus say two years ago?

Rich Daly - Broadridge Financial Solutions, Inc. - President, CEO

George, I have consistently reported that the pipeline is growing, and that is absolutely the case. I mentioned on the call specifically about Chris Perry joining us, and he is a true professional. I believe he had at one point in his career 3,500 sales associates reporting to him. I know that number is directionally correct, and so he has dove much deeper into our pipeline activities, and so having a strong pipeline is a good indicator, as we go forward we expect that number to continue to grow. We have struggled with what metrics in that to share with you other than my directional comments, and I hope at some point in time in the future we will actually be able to share a little bit more detail. What I don't want to do is provide detail that you have to be us to understand, but directionally there is no question, we feel good about the pipeline, and just by the pressure our industry is under, it goes without saying that the pipeline is growing.

George Mihalos - Credit Suisse - Analyst

Okay. Just to sort of be clear is it clear there, though, that you are seeing larger deals in the pipeline than perhaps what you have seen historically?

Rich Daly - Broadridge Financial Solutions, Inc. - President, CEO

George, I would say that's fair, but I would also say that over the last two years we've had lots of dialogues with large deals. We're still having some dialogues with some of those same large deals. So I don't want to give you an indication that I believe that every quarter we're going to be doing two large deals over $5 million, alright, although nothing would make me happier to do two or more large deals every quarter.

George Mihalos - Credit Suisse - Analyst

Okay. That's fair. Then just last question for me. Should we be expecting you guys to sort of ramp-up the repurchases throughout the course of the year? I know you mentioned several different capital allocation priorities, but maybe a little bit of help, how we should be thinking about that as the year progresses? Thank you.

Rich Daly - Broadridge Financial Solutions, Inc. - President, CEO

Sure. Well, George, my policy on repurchases has been very consistent. We absolutely recognize that we want to use our shareholder's cash to create shareholder value for them. We have a unique situation in that given the importance of what we do in the marketplace, that importance is recognized by our clients by us being a solid financial investment-grade, because they are outsourcing to us as you have heard with these two large deals as well this quarter, mission critical activities to their organization. So they take comfort, and they have a need to be very confident in our financial future.
With that said, we absolutely as you saw in our year-end call are committed to paying a meaningful dividend with a meaningful payout, and that's what led to the increase we implemented and announced at the year-end call. Tuck-ins are priorities; I did not announce a tuck-in this quarter, alright? And I would have loved to have announced a tuck-in in this quarter, but nothing has changed that either, which is our criteria to do a tuck-in remains at a very high level. It needs to make strategic sense, it needs to make more sense under Broadridge's umbrella than a private equity umbrella, and therefore it needs to be able to give us a 20% IRR, without any crazy terminal value calculations, or things of that nature.
As we continue to generate cash, we believe that Broadridge itself is a very good value, and if we weren't able to do tuck-ins at a level, and I emphasis tuck-ins at a level, that we believe was within line with what we wanted, we also believe that Broadridge is a good value, okay? Given our confidence in the future, but we will never be telling you when we will be doing share buybacks until after we do them, alright? Because we don't want to create any front running type opportunities out there. So when I say nothing has changed, our philosophy around this has not changed. Our commitment to using cash because of our confidence in the future, is as high as it's ever been to create shareholder value, because the one thing with Broadridge that has been remarkably consistent, since the spin including the financial crisis is our ability to create strong free cash flow consistently every year since we have spun.

George Mihalos - Credit Suisse - Analyst

Okay. Thank you.

Operator

You next question is from the line of Chris Donat with Sandler O'Neill.

Chris Donat - Sandler O'Neill & Partners - Analyst

Hi. Good morning, gentlemen.

Rich Daly - Broadridge Financial Solutions, Inc. - President, CEO

Hi, Chris.

Jim Young - Broadridge Financial Solutions, Inc. - CFO

Hi, Chris.

Chris Donat - Sandler O'Neill & Partners - Analyst

I wanted to ask I guess one more clarification question on the pipeline foreclosed sales. With the comment that Rich, you said that you have described the pipeline as being robust and growing. So with $32 million flowing out of the pipeline this quarter, is it safe to say that a similar amount has flowed back in as far as potential new business in the early stage of the pipeline?

Rich Daly - Broadridge Financial Solutions, Inc. - President, CEO

Chris, it is absolutely a growing pipeline. So that means whatever we close is more than exceeded by what we're adding. I'm highly confident in majoring that take. The strong start is something as I put I'm very pleased with. You guys know me for a long period. I use the term very pleased sparingly, alright, there's no question I am pleased. As a matter of fact my cardiologist is very pleased, so it's a great start, alright? But think about the product growth that we have created, and I really mentioned, wanted to mention this on George's. Think about the product growth we created, so there were deals in that sales and recurring revenue closed sales number that weren't products three years ago, alright? There are things related to the acquisitions done, there are things related to the emerging products we created, alright?
And at Investor Day you are going to get a better view, although given all the irons we have in the fire, a three to four hour Investor Day presentation still won't be adequate, but what you will be hearing from the leaders of the businesses is their confidence and their ability to control their destiny without relying on market activity. So it is going to come down to nets new business, and we have been making investments for quite a while. It's nice to see the great start to the year. What will matter is the overall sales results for the year, which we remain confident in achieving our guidance, and there's no question though, that if we had done more than $32 million based on the product we're adding, the acquisitions we have done, the Broadridge brand growing in the marketplace, and this whole cost mutualization theme, that is putting lots of pressure on all of our clients to get rid of and reduce non-differentiating costs, it puts us in a very strong position.
I want to add one other thing to why our pipeline is more credible than most company's pipelines. We have made and continue to make and have always made strong investments in cyber security as well. And our industry right now has reached a heightened level of focus on their own cyber security, and the cyber security of those they do business with. And we're still one of nine entities I believe it is in financial services overall that has an ISO 27,001 certification. It's not an easy thing to achieve, alright? It separates, our fact and position from our competitors. So it's things of that nature that also give us added confidence in why doing business with Broadridge is a better choice, even though we may not be the lowest cost we are clearly the best value.

Chris Donat - Sandler O'Neill & Partners - Analyst

Okay. Thanks on that one. And then just shifting gears a little bit I wanted to ask a question about some major set of news stories this past quarter has been around investment manager changes at Pimco and Janus, and there's tens of billions of dollars sloshing back and forth between different mutual funds. Does any of that have any implications for your event driven mutual fund proxies, or any other types of distributions, or does it not trigger the kinds of activities there that are good for Broadridge?

Rich Daly - Broadridge Financial Solutions, Inc. - President, CEO

Chris it's a great question. I'm not going to, Pimco is something that generates market activity. By the way, the markets going up and down the way they did, I'm sorry down and up the way they did in October, certainly generates a lot more market activity. Things that generate market activity are good for us. I particularly like things that generate market activity positively. So our market going down generating market activity is not positive long-term in terms of investor confidence. A market going down and up is a little tougher to call, but I don't call it negative in any way. So when people decide that they want to be out of a specific investment, alright, that will create a transaction, okay, and if that money which in most cases it does, goes into another investment, that creates an offsetting transaction. So if somebody hypothetically went out of a fund and into a new fund, okay, we would have one trade if it was done through a client of ours, we would have one prospectus fulfillment tied to the transaction, and then we would have the same recurring revenue around the recurring communication requirements under the regulations.
What often happens, Chris, is when people whether it be go from one fund manager to another, or from one class to another, equity to bonds, or bonds to equities, what we see is that they often hold part of the original investment, and then go into another investment, and what that does is generates the trade, it generates the prospectus around the trade, but it doubles the recurring revenue around the asset servicing, because it went from one fund position to two fund positions. So the one thing that's been a really neat recurring revenue growth driver around here has been mutual fund position growth, and that remains true today. I don't think the Pimco situation dramatically added to that activity, although it's I'm sure part of a net add.

Chris Donat - Sandler O'Neill & Partners - Analyst

Got it. Thanks very much, Rich

Operator

(Operator Instructions). Your next question comes from the line of Tien-tsin Huang with JPMorgan.

Stephanie Davis - JPMorgan - Analyst

Hey guys. It's Stephanie Davis on for Tien-tsin. Thanks for taking my question. ICS saw solid margins in the quarter despite the event driven softness. What sort of contribution margins are you seeing from the emerging and acquired businesses?

Jim Young - Broadridge Financial Solutions, Inc. - CFO

Hi Stephanie. Yes. ICS on the new businesses typically carry a higher margin. I don't think we have cited an exact margin, but if that business runs at a margin, as you recall our guidance is in the, for ICS kind of in the mid-18% range. Those new businesses are much higher than that. You can think of them almost 2X of that. That may be a bit generous, but much higher margins on the new businesses that are in that ICS portfolio.

Stephanie Davis - JPMorgan - Analyst

Good to hear. Is there any color you can share on the international pipeline?

Rich Daly - Broadridge Financial Solutions, Inc. - President, CEO

The APTP transaction is the thing that as I pointed out in the past really was a game-changer for us internationally. By being partnered with Accenture, we went from having a relatively small sales force covering everything outside of North America, to now we have the Accenture machine, which is regularly in every financial institution around the world, including outside of North America, consistently presenting the opportunity for APTP at these organizations. What we have found in some of these dialogues is when we have been brought into the dialogue as the processing expert in the APTP transaction, it's enabled us to discuss some of our other offerings, whether it be Broadridge City Networks, which is a reconciliation product, Bonaire, or other type of transactions. So part of that growing pipeline that we have discussed reasonably at length in the Q&A today, is also tied to some of our international opportunities.

Stephanie Davis - JPMorgan - Analyst

All right. Thank you.

Rich Daly - Broadridge Financial Solutions, Inc. - President, CEO

Thank you, Stephanie

Operator

And there are no further questions. Are there any closing remarks?

Rich Daly - Broadridge Financial Solutions, Inc. - President, CEO

Well, Bonita thank you. And so Jim and I want to thank you all of you for participating today. We do look forward to meeting with you in the near future at our upcoming Investor Lunch on November 11th, and hope that you will join us for upcoming Investor Day again which will be held in New York City on December 11th. So it's a little cloudy, drizzling here in beautiful downtown Lake Success, two blocks outside of the New York City tax district, but right now inside of Broadridge, it's a pretty sunny day. We're certainly going to choose to have a great day. We hope you do as well. Thanks.

Operator

And this concludes today's conference call. You may now disconnect.